Exhibit 99.1

FIRST AMERICAN FINANCIAL CORPORATION REPORTS

RESULTS FOR THE THIRD QUARTER OF 2010

—Reports Earnings Per Diluted Share of 31 Cents—

SANTA ANA, Calif., Oct. 28, 2010 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2010.

Selected Financial Information

($ in millions, except share data)

	For the Three Months Ended September 30
	2010	2009
Total revenues	$1,003.5	$1,100.6
Income before taxes	56.0	68.5

Net income	$33.1	$38.8
Earnings per diluted share	0.31	0.37

Total revenues for the third quarter of 2010 were $1.0 billion, a decrease of 9 percent relative to the third quarter of 2009. Net income was $33.1 million, or 31 cents per diluted share, compared with $38.8 million, or 37 cents per diluted share, in the third quarter of 2009. The current quarter results include net realized investment losses of $0.4 million, while the third quarter of 2009 benefited from net realized investment gains of $4.9 million, or 3 cents per diluted share.

Current Quarter Highlights

•	Title Insurance and Services segment pretax margin of 6.5 percent

•	Specialty Insurance segment pretax margin of 16.5 percent

•	Commercial title total revenues of $72.9 million, up 39 percent relative to the prior year

•	Cash flow from operations of $55.0 million

“During the third quarter, we continued to make good progress toward our financial and operational objectives,” said Dennis J. Gilmore, chief executive officer of First American Financial Corporation. “Even though we expect that the real estate and mortgage markets will remain challenging in 2011, we believe the company is well positioned to meet these challenges and to capitalize on opportunities that may develop. We will continue to manage our cost structure and improve operating efficiencies, while maintaining a conservative balance sheet.

- more -

First American Financial Reports Results for the Third Quarter of 2010

“Title orders, driven primarily by refinance transactions, increased throughout the third quarter, reaching the highest levels of the year in September, with open orders of approximately 6,600 per day and closed orders of approximately 4,500 per day. As a result, total revenues in our title business were up 2 percent compared with last quarter, but down 10 percent relative to the third quarter of 2009. In October, open orders have held steady, just below the September run rate; and while most of these orders will close in the fourth quarter, some will push into the first quarter of 2011.

“Our commercial title business continues to gain momentum, with increased transaction activity across a broad range of geographic markets and customer segments. Third quarter total revenues in commercial title were up 39 percent from last year.

“The Specialty Insurance segment posted strong results for the quarter, with revenues of $74.4 million and a pretax margin of 16.5 percent. Financial results for the segment benefited from favorable claims experience and continued execution on key operational and cost management initiatives.”

Gilmore continued: “It remains to be seen how long the current refinance wave will last; however, as we move through the final quarter of 2010, we are well positioned with a commercial pipeline that continues to build and a strong inventory of refinance orders.”

Title Insurance and Services

($ in millions, except orders)

	For the Three Months Ended September 30
	2010	2009
Total revenues	$924.9	$1,028.7

Income before taxes	$60.0	$70.0
Pretax margin	6.5%	6.8%

Direct open orders*	414,800	394,600
Direct closed orders*	272,900	313,700

Commercial**
Total revenue	$72.9	$52.4
Open orders*	16,510	14,616
Closed orders*	7,798	7,527

*	Reflects change in the methodology for order reporting implemented in the current quarter
**	Includes commercial activity from the National Commercial Services division only

During the third quarter of 2010, total revenues for the Title Insurance and Services segment were $924.9 million, a 10 percent decline from the same quarter of 2009. The lower revenues were driven by a 13 percent decline in the number of direct title orders closed, partly offset by higher average revenue per order. Average revenue per direct title order was $1,307, an increase of 8 percent relative to the third quarter of 2009, primarily due to the improvement in commercial title business and higher pricing from

- more -

First American Financial Reports Results for the Third Quarter of 2010

filed rate increases in 2009, which more than offset the increase in the mix of lower premium refinance transactions. Agent revenues declined more significantly than direct revenues compared with last year. The relative weakness in agent revenues is due to the normal reporting lag of approximately one quarter. As a result, weaker agent revenues in the third quarter reflect weaker second quarter origination activity in 2010 relative to 2009. Driven by the decline in mortgage originations and related title search orders during the quarter, information and other revenues were down 11 percent compared with the same quarter last year.

Salary and other personnel costs and other operating expenses were $467.9 million in the third quarter, down $48.6 million, or 9 percent, compared with the third quarter of 2009. These lower expenses were primarily due to reduced office-related expenses, a decline in title production costs from lower order counts and other cost initiatives.

The loss provision in the current quarter was 6.6 percent of title insurance premiums and escrow fees, compared with 6.0 percent in the third quarter of 2009. It should be noted that beginning in the current quarter, the loss provision rate calculation is based on title premiums and escrow fees only. The current quarter loss provision rate reflects an expected ultimate loss rate of 5.2 percent for policy year 2010, and a net increase in the loss reserve estimates for policy years prior to 2010.

Pretax income for the Title Insurance and Services segment was $60.0 million in the third quarter of 2010, compared with $70.0 million in the third quarter of 2009, or a decline of 14 percent. Pretax margin was 6.5 percent in the third quarter, compared with 6.8 percent in the third quarter of 2009. The current quarter includes net realized investment losses that reduced the pretax margin by 20 basis points, while the third quarter of 2009 includes net realized investment gains that improved the pretax margin by 50 basis points.

Specialty Insurance

($ in millions)

	For the Three Months Ended September 30
	2010	2009
Revenues	$74.4	$71.1

Income before taxes	$12.3	$8.1
Pretax margin	16.5%	11.4%

Total revenues for the Specialty Insurance segment were $74.4 million in the third quarter of 2010, up 5 percent compared with the third quarter of 2009. The improvement in revenues was largely driven by net realized investment gains of $2.2 million in the current quarter, which also improved pretax margin by 250 basis points. Pretax margin was 16.5 percent, up from 11.4 percent in the third quarter of 2009. Pretax margins were higher relative to the prior year for property and casualty, largely due to

- more -

First American Financial Reports Results for the Third Quarter of 2010

favorable loss experience, and for home warranty, due to strong cost and operations management that offset seasonally higher claim losses.

Update on Underwriting Guidelines for Foreclosed Property Transactions

As a result of the foreclosure suspensions announced by several large lenders over the last several weeks, the company reviewed its underwriting guidelines for policies issued to purchasers of real estate owned (REO) properties and their lenders. In performing this review, the company considered, among other factors:

•	the low probability that a defaulted borrower – who likely had difficulty making payments or whose property was underwater – would ask a court to invalidate a foreclosure;

•	the low probability that a court would take a property from a purchaser – who likely would benefit from the legal protections afforded good faith purchasers – and return it to a defaulted borrower;

•	the low probability that the reported deficiencies in the foreclosure process would provide adequate grounds to invalidate a foreclosure;

•	the company’s duty to defend its insured and potential costs associated with providing that defense;

•	that in the unlikely event that a foreclosure sale is voided, the seller would be obligated to return the purchase price to the buyer;

•	lender representations on the soundness of their foreclosure practices and efforts to remediate any deficiencies; and

•	the recent announcement by certain lenders that they either have resumed or will resume foreclosures.

As a result of this review, the company determined that it is not necessary to generally require an indemnity from lenders. The company, however, supplemented its underwriting guidelines to require, before agreeing to insure, a more detailed risk assessment of transactions involving REO properties and to mandate escalated approvals if that assessment identifies potential issues.

Teleconference/Webcast

First American’s third quarter results will be discussed in more detail on Thursday, Oct. 28, 2010, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 989-9853. Callers from outside the United States may dial (212) 287-1647. The pass code for the event is FIRST AMERICAN.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 5, 2010, by dialing (203) 369-1888. An audio archive of the call will also be available on First American’s investor website.

- more -

First American Financial Reports Results for the Third Quarter of 2010

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4 billion in 2009, the company offers its products and services directly and through its agents and partners in all 50 states and in more than 60 countries. More information about the company can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to challenges presented by the real estate and mortgage markets; the company’s positioning to meet those challenges and to capitalize on opportunities that may arise; management of the company’s cost structure; improvement of operating efficiencies; maintenance of a conservative balance sheet and capital structure; title insurance order pipelines; refinance order inventories; the momentum of the company’s commercial title business; the outlook for the third quarter of 2011; the stability of the Canadian and U.K. real estate markets; focus on improving financial performance while taking advantage of selective, profitable growth opportunities; projected dividend payments from subsidiaries; projected cash payments at the holding company, cash on hand at year end; progress on our initiative to improve the profitability of the agent business; projected annual expenses; and the assumptions made in the factors considered by the company to determine that it is prudent to continue to insure sales of REO properties and that it is not necessary to generally require an indemnity from lenders for policies issued with respect to REO properties, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the inability to realize the benefits of the spin-off transaction as a result of the landscape of the real estate and mortgage credit markets, market conditions, increased borrowing costs, competition or conflicts between the company and CoreLogic, Inc., unfavorable reactions from employees, the inability of the company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; increases in the size of the company’s customers; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; regulation of title insurance rates; and other factors described in the company’s information statement attached as Exhibit 99.1 to the company’s current report on Form 8-K dated May 26, 2010, as updated in part I, Item 1A of the company’s quarterly reports on form 10-Q for the quarters ended March 31, 2010, and June 30, 2010, each as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

- more -

First American Financial Reports Results for the Third Quarter of 2010

Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications First American Financial Corporation (714) 250-3298	Craig Barberio Investor Relations First American Financial Corporation (714) 250-5214

(Additional Financial Data Follows)

- more -

First American Financial Reports Results for the Third Quarter of 2010

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2010	2009	2010	2009
Total revenues	$1,003,523	$1,100,581	$2,881,872	$3,014,041

Income before income taxes	$55,988	$68,521	$137,523	$143,201
Income taxes	22,645	27,608	56,311	61,527

Net income	33,343	40,913	81,212	81,674
Less: Net income attributable to noncontrolling interests	210	2,088	477	9,355

Net income attributable to the Company	$33,133	$38,825	$80,735	$72,319

Net income per share attributable to stockholders:
Basic	$0.32	$0.37	$0.78	$0.70
Diluted	$0.31	$0.37	$0.76	$0.70

Cash dividends per share	$0.06	$—	$0.12	$—

Weighted average common shares outstanding:
Basic	104,173	104,006	104,064	104,006
Diluted	106,112	104,006	106,010	104,006

Selected Title Information

Title orders opened	414,800	394,600	1,113,400	1,403,500

Title orders closed	272,900	313,700	774,400	1,018,200

Paid title claims	$78,581	$78,409	$235,547	$227,317

- more -

First American Financial Reports Results for the Third Quarter of 2010

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$742,843	$631,297
Investment portfolio	2,520,610	2,428,344
Goodwill and other intangible assets	873,666	879,878
Total assets	5,685,891	5,530,281
Reserve for claim losses	1,132,775	1,227,757
Notes payable	296,675	119,313
Allocated portion of The First American Corporation (“TFAC”) debt	—	140,000
Total stockholders’ equity/TFAC’s invested equity	1,928,345	2,019,800

- more -

First American Financial Reports Results for the Third Quarter of 2010

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Three Months Ended September 30, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$426,041	$356,804	$69,237	$—
Agent premiums	397,389	397,389	—	—

Premiums and escrow fees	823,430	754,193	69,237	—

Information and other	153,220	153,220	—	—
Investment income	27,309	19,962	2,974	4,373
Net realized investment (losses) gains	(436)	(2,517)	2,174	(93)

	1,003,523	924,858	74,385	4,280

Expenses
Salaries and other personnel costs	308,046	285,643	12,576	9,827
Premiums retained by agents	320,398	320,398	—	—
Other operating expenses	200,258	182,301	10,414	7,543
Provision for title losses and other claims	86,450	49,546	36,904	—
Depreciation and amortization	18,559	16,562	1,053	944
Premium taxes	9,767	8,609	1,158	—
Interest	4,057	1,805	4	2,248

	947,535	864,864	62,109	20,562

Income (loss) before income taxes	$55,988	$59,994	$12,276	$(16,282)

For the Three Months Ended September 30, 2009	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$446,568	$378,285	$68,283	$—
Agent premiums	450,829	450,829	—	—

Premiums and escrow fees	897,397	829,114	68,283	—

Information and other	172,166	172,166	—	—
Investment income	26,160	21,931	3,337	892
Net realized investment gains (losses)	4,858	5,461	(533)	(70)

	1,100,581	1,028,672	71,087	822

Expenses
Salaries and other personnel costs	302,484	286,380	14,291	1,813
Premiums retained by agents	363,408	363,408	—	—
Other operating expenses	244,294	230,130	9,200	4,964
Provision for title losses and other claims	86,684	49,377	37,307	—
Depreciation and amortization	19,862	16,974	944	1,944
Premium taxes	10,349	9,133	1,216	—
Interest	4,979	3,297	7	1,675

	1,032,060	958,699	62,965	10,396

Income (loss) before income taxes	$68,521	$69,973	$8,122	$(9,574)

- more -

First American Financial Reports Results for the Third Quarter of 2010

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Nine Months Ended September 30, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,214,838	$1,012,108	$202,730	$—
Agent premiums	1,139,439	1,139,439	—	—

Premiums and escrow fees	2,354,277	2,151,547	202,730	—

Information and other	451,339	451,339	—	—
Investment income	71,280	60,416	9,155	1,709
Net realized investment gains (losses)	4,976	3,736	1,760	(520)

	2,881,872	2,667,038	213,645	1,189

Expenses
Salaries and other personnel costs	892,390	832,834	39,401	20,155
Premiums retained by agents	916,975	916,975	—	—
Other operating expenses	597,975	545,186	32,120	20,669
Provision for title losses and other claims	240,436	138,196	102,240	—
Depreciation and amortization	58,064	51,870	4,189	2,005
Premium taxes	28,289	25,056	3,233	—
Interest	10,220	6,308	14	3,898

	2,744,349	2,516,425	181,197	46,727

Income (loss) before income taxes	$137,523	$150,613	$32,448	$(45,538)

For the Nine Months Ended September 30, 2009	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,337,451	$1,134,726	$202,725	$—
Agent premiums	1,100,196	1,100,196	—	—

Premiums and escrow fees	2,437,647	2,234,922	202,725	—

Information and other	504,185	504,185	—	—
Investment income	89,163	76,677	10,212	2,274
Net realized investment losses	(16,954)	(8,585)	(7,232)	(1,137)

	3,014,041	2,807,199	205,705	1,137

Expenses
Salaries and other personnel costs	912,920	858,435	42,264	12,221
Premiums retained by agents	881,571	881,571	—	—
Other operating expenses	706,125	661,619	31,526	12,980
Provision for title losses and other claims	265,744	158,859	106,885	—
Depreciation and amortization	60,657	54,520	2,764	3,373
Premium taxes	26,765	23,406	3,359	—
Interest	17,058	12,166	17	4,875

	2,870,840	2,650,576	186,815	33,449

Income (loss) before income taxes	$143,201	$156,623	$18,890	$(32,312)

# # #